EXHIBIT 99.1

Consolidated Communications Holdings Reports Third Quarter 2009 Results

 * Highest quarterly IPTV growth with 1,800 subscribers added.
 * Pair bonding expands IPTV homes passed and increases broadband bandwidth.
 * Access line losses declined to the lowest level since the first quarter of 2008.
 * Strong quarter of cash available for dividends.

MATTOON, Ill., Nov. 5, 2009 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. (Nasdaq:CNSL) reported results for the third quarter ended September 30, 2009.

Third quarter financial summary:

 * Revenue was $101.6 million.
 * Net cash provided by operations was $34.2 million.
 * Adjusted EBITDA was $47.3 million.
 * Dividend payout ratio was 58.1%.

"Once again, both our financial and operating results were strong," said Bob Currey, president and CEO. "We continue to maintain a very comfortable payout ratio while making the investments to grow the business."

"Our line losses continue to improve and the introduction of pair bonding technology enabled us to achieve our largest quarterly increase ever for IPTV subscribers and a solid 2,100 DSL customer additions. We passed another 18,000 homes with IPTV and will have a similar expansion in the fourth quarter."

"We are equally excited about a new in-home wireless device we began utilizing in the quarter with our IPTV offering. The technology provides us the opportunity to size the service offering to the consumer's demand while reducing the overall costs, shortening the installation time and increasing our marketing flexibility," Currey concluded.

Operating Statistics at September 30, 2009, compared to September 30, 2008.

 * Total connections were 449,923, a decrease of 5,513 or 1.2%.
 * Total local access lines were 250,370, a decrease of 19,982, or
   7.4%.
 * ILEC Broadband connections were 119,268, an increase of 14,685, or 14.0%.
   -- DSL subscribers were 97,750, an increase of 8,621, or 9.7%.
   -- IPTV subscribers were 21,518, an increase of 6,064, or 39.2%.
 * ILEC VOIP lines were 8,562, an increase of 2,823, or 49.2%.
 * CLEC access line equivalents were 71,723, a decrease of 3,039, or 4.1%.

Steve Childers, Consolidated's Chief Financial Officer, stated, "Based on our consistently strong results as well as already having most of our pension funding behind us, we ended the quarter in a strong cash position and continued building cushion with respect to our dividend and debt service obligations. In addition, we improved our cost structure by leveraging the completed systems integration work with our North Pittsburgh operation and consolidating work group functions. These cost structure improvements resulted in severance expenses of $0.8 million that qualified as an add-back to adjusted EBITDA and are expected to generate approximately $1.0 million in future annualized savings."

Cash Available to Pay Dividends

For the quarter, cash available to pay dividends, or CAPD, was $19.9 million and the payout ratio was 58.1%. At September 30, 2009, cash and cash equivalents were $31.9 million. The Company made capital expenditures of $10.6 million during the quarter.

Financial Highlights for the Third Quarter Ended September 30, 2009

 * Revenues were $101.6 million, compared to $103.8 million in the third quarter of 2008.  Declines in Local Calling Services, Long
   Distance, and Network Access were partially offset by increases in Data and Internet Services and Subsidies.  Local Calling
   Services and Network Access revenues declined $1.7 million and
   $2.4 million, respectively, due to the loss of access lines and lower minutes of use.
 * Depreciation and amortization was $21.3 million, compared to
   $22.8 million in the same period last year.  The $1.5 million decline was primarily due to our election to discontinue FAS 71 accounting for our regulated fixed assets at year end 2008.
 * Income from operations was $18.5 million, compared to $17.0 million in the third quarter of 2008.  The increase was mainly due to the decrease in depreciation and amortization as well as the continued cost structure improvements implemented throughout
   2009, which have allowed us to offset the decline in revenues and incremental increases in pension and OPEB expenses.  Also, the third quarter of 2008 included $1.2 million in hurricane Ike service recovery expenses.
 * Interest expense, net was $14.8 million, compared to $13.6 million in the same quarter last year.  In the third quarter of
   2008, we recognized a non-cash benefit of $2.5 million related to hedge accounting on the interest rate swaps.  Normalizing for this, interest expense is down $1.3 million driven by an overall lower weighted average cost of debt.
 * Other income, net was $6.1 million, compared to $5.9 million for the same period in 2008.  We recognized $5.8 million in cash distributions from wireless partnerships compared to $4.8
   million for the third quarter of 2008.
 * Net income attributable to common stockholders was $7.1 million versus $5.0 million in the same period of 2008.  "Adjusted net income applicable to common stockholders" excludes certain items in the manner described in the table provided in this release.
   On that basis, "adjusted net income attributable to common stockholders" was $8.6 million for the third quarter of 2009, compared to $4.7 million in the same quarter of 2008.
 * Diluted net income per common share was $0.24, compared to a diluted net income per common share of $0.17 in the third
   quarter of 2008.  "Adjusted diluted net income per share"
   excludes certain items in the manner described in the table provided in this release.  On that basis, "adjusted diluted net income per share" for the quarter ended September 30, 2009 was
   $0.29 versus $0.16 in the third quarter of 2008.
 * Adjusted EBITDA was $47.3 million compared to $46.2 million for the same period in 2008.
 * Net cash provided from operating activities increased $9.7 million to $34.2 million, compared to $24.5 million for the third quarter in 2008.
 * The total net debt to last twelve month adjusted EBITDA coverage ratio is 4.5 times to 1.0.

Financial Highlights for the Nine Months Ended September 30, 2009

 * Revenues were $305.3 million, compared to $315.7 million in the same period of 2008.  Declines in Local Calling Services, Long
   Distance, and Network Access were attributable to lower access lines and minutes of use and were partially offset by increases in Data and Internet Services and Subsidies.
 * Net income attributable to common stockholders was $17.9 million versus $8.9 million in the prior year period.  The difference was primarily driven by the $5.2 million in after tax charges associated with the redemption of our 9 3/4 % Senior Notes in the second quarter 2008 and the $1.8 million benefit for the access settlement in the second quarter of this year.
 * Diluted net income per common share was $0.60, compared to a diluted net income per common share of $0.30 in the same period of 2008.  "Adjusted diluted net income per share" excludes certain items in the manner described in the table provided in this release.  On that basis, "adjusted diluted net income per share" for the nine month period ending September 30, 2009 was
   $0.73 versus $0.54 for the same period of 2008.
 * Adjusted EBITDA was $140.8 million, compared to $143.6 million for the same period in 2008.  The decrease was primarily driven by lower revenue and $4.8 million in incremental pension expense, which have been offset by increased cash distributions by our wireless partnerships and our continued cost structure
   improvements that have been implemented throughout 2009.
 * Net cash provided from operating activities increased $15.5 million to $82.2 million, compared to $66.6 million for the nine month period in 2008.

Financial Guidance

For 2009, the Company is reiterating its full year guidance with respect to capital expenditures, cash interest, and cash taxes. Capital expenditures are still expected to be in the range of $41.0 million to $42.0 million; cash interest expense is expected to be in the range of $56.0 million to $57.5 million; and when including the bonus depreciation from the stimulus plan, cash income taxes are expected to be in the range of $9.0 million to $11.0 million.

Dividend Payments

On November 2, 2009, the Company's board of directors declared its next quarterly dividend of $0.38738 per common share, which is payable on February 1, 2010 to stockholders of record at the close of business on January 15, 2010.

Conference Call Information

The Company will host a conference call today at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time to discuss third quarter earnings and developments with respect to the Company. The call is being webcast and can be accessed from the "Investor Relations" section of the Company's website at http://www.consolidated.com. The webcast will also be archived on the Company's website. If you do not have internet access, the conference call dial-in number is 866-395-2185 with pass code 34564949. International parties can access the call by dialing 706-758-1344. A telephonic replay of the conference call will also be available starting two hours after completion of the call until November 12, 2009 at midnight Eastern Time. To hear the replay, parties in the United States and Canada should call 800-642-1687 and international parties should call 706-645-9291.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding "EBITDA," "adjusted EBITDA," "cash available to pay dividends," "total net debt to last twelve month adjusted EBITDA coverage ratio," "adjusted diluted net income," and "adjusted diluted net income per share," all of which are non-GAAP financial measures. Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income (loss) or net income (loss) per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under the credit facility in place at the end of each quarter in the periods presented. The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented.

EBITDA is defined as net earnings (loss) before interest expense, income taxes, depreciation, amortization and extraordinary items on a historical basis. We believe net cash provided by operating activities is the most directly comparable financial measure to EBITDA under GAAP. EBITDA is a non-GAAP financial measure.

Cash available to pay dividends represents adjusted EBITDA plus cash interest income less (1) cash interest expense, (2) capital expenditures, and (3) cash taxes.

We present adjusted EBITDA and cash available to pay dividends for several reasons. Management believes adjusted EBITDA and cash available to pay dividends are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented adjusted EBITDA and cash available to pay dividends to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also components of the restrictive covenants and financial ratios contained in the agreements governing our debt that require us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends. The definitions in these covenants and ratios are based on adjusted EBITDA and cash available to pay dividends after giving effect to specified charges. We present other information related to the non-GAAP financial measures, specifically "total net debt to last twelve month adjusted EBITDA coverage ratio," principally to put these other measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement. As a result, management believes the presentation of adjusted EBITDA and cash available to pay dividends, as supplemented by "total net debt to last twelve months adjusted EBITDA coverage ratio," provides important additional information to investors. In addition, adjusted EBITDA and cash available to pay dividends provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in the agreements governing our debt and to measure our ability to service and repay debt.

These non-GAAP financial measures have certain shortcomings. In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement.

Because adjusted EBITDA is a component of the Dividend Payout Ratio and the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above. In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future. We present the non-GAAP measures adjusted net income and adjusted diluted net income per share because our net income and net income per share are regularly affected by items that occur at irregular intervals or are non-cash items. We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

About Consolidated

Consolidated Communications Holdings, Inc. is an established rural local exchange company providing voice, data and video services to residential and business customers in Illinois, Texas and Pennsylvania. Each of the operating companies has been operating in its local market for over 100 years. As of September 30, 2009 the Company had 250,370 ILEC access lines, 71,723 Competitive Local Exchange Carrier (CLEC) access line equivalents, 97,750 DSL subscribers, and 21,518 IPTV subscribers. Consolidated Communications offers a wide range of telecommunications services, including local and long distance service, custom calling features, private line services, high-speed Internet access, digital TV, carrier access services, and directory publishing.

Safe Harbor

Any statements contained in this press release other than statements of historical fact, including statements about management's beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management's views and assumptions regarding future events and business performance. Words such as "estimate," "believe," "anticipate," "expect," "intend," "plan," "target," "project," "should," "may," "will" and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties include economic and financial market conditions generally and economic conditions in Consolidated's service areas; changes in the valuation of pension plan assets, as well as a number of other factors related to our business, including various risks to shareholders of not receiving dividends and risks to Consolidated's ability to pursue growth opportunities if Consolidated continues to pay dividends according to the current dividend policy; various risks to the price and volatility of Consolidated's common stock; the substantial amount of debt and Consolidated's ability to incur additional debt in the future; Consolidated's need for a significant amount of cash to service and repay the debt and to pay dividends on the common stock; restrictions contained in the debt agreements that limit the discretion of management in operating the business; the ability to refinance the existing debt as necessary; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with Consolidated's possible pursuit of acquisitions; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of Consolidated's network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations. These and other risks and uncertainties are discussed in more detail in Consolidated's filings with the Securities and Exchange Commission, including our reports on Form 10-K and Form 10-Q. Many of these risks are beyond management's ability to control or predict. All forward-looking statements attributable to Consolidated or persons acting on behalf of us are expressly qualified in their entirety by the cautionary statements and risk factors contained in this press release and Consolidated's filings with the Securities and Exchange Commission. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, Consolidated does not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

              Consolidated Communications Holdings, Inc.
                Condensed Consolidated Balance Sheets
                        (Dollars in thousands)
                             (Unaudited)

                                            September 30, December 31,
                                                2009          2008
                                            ------------  ------------
 ASSETS
 Current assets:
  Cash and cash equivalents                 $     31,883  $     15,471
  Accounts receivable, net                        44,990        45,092
  Prepaid expenses and other current assets       21,559        18,013
                                            ------------  ------------
 Total current assets                             98,432        78,576

 Property, plant and equipment, net              382,642       400,286
 Intangibles, net and other assets               747,217       762,764
                                            ------------  ------------
 Total assets                               $  1,228,291  $  1,241,626
                                            ============  ============

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
  Current portion of capital lease
   obligation                               $        581  $        922
  Accounts payable                                11,467        12,336
  Accrued expenses and other current
   liabilities                                    59,041        58,034
                                            ------------  ------------
 Total current liabilities                        71,089        71,292

 Capital lease obligation less current
  portion                                             --           344
 Long-term debt                                  880,000       880,000
 Other long-term liabilities                     208,985       214,705
                                            ------------  ------------
 Total liabilities                             1,160,074     1,166,341
                                            ------------  ------------

 Stockholders' equity:
  Common stock, $0.01 par value                      296           295
  Paid in capital                                114,029       129,284
  Accumulated other comprehensive loss           (52,062)      (59,479)
                                            ------------  ------------
 Total Consolidated Communications Holdings,
  Inc. stockholders' equity:                      62,263        70,100
 Noncontrolling interest                           5,954         5,185
                                            ------------  ------------
 Total equity                                     68,217        75,285
                                            ------------  ------------
 Total liabilities and stockholders' equity $  1,228,291  $  1,241,626
                                            ============  ============

              Consolidated Communications Holdings, Inc.
           Condensed Consolidated Statements of Operations
           (Dollars in thousands, except per share amounts)
                             (Unaudited)

                                Three Months Ended   Nine Months Ended
                                   September 30,       September 30,
                                ------------------  ------------------
                                  2009      2008      2009      2008
                                --------  --------  --------  --------
 Revenues                       $101,590  $103,824  $305,342  $315,682
 Operating expenses:
  Cost of services and products   36,151    37,778   108,595   107,749
  Selling, general and
   administrative expenses        25,600    26,162    79,327    81,217
  Depreciation and amortization   21,341    22,841    63,999    68,062
                                --------  --------  --------  --------
 Income from operations           18,498    17,043    53,421    58,654
 Other income (expense):
  Interest expense, net          (14,775)  (13,596)  (43,794)  (47,634)
  Loss on extinguishment of debt      --        --        --    (9,224)
  Other income, net                6,054     5,931    19,078    15,024
                                --------  --------  --------  --------
 Income before income taxes        9,777     9,378    28,705    16,820
 Income tax expense                2,494     4,262    10,066     7,410
                                --------  --------  --------  --------
 Net income                        7,283     5,116    18,639     9,410
  Less: Net income attributable
   to noncontrolling interest        226       145       769       550
                                --------  --------  --------  --------
 Net income attributable to
  Consolidated Communications
  Holdings, Inc.                $  7,057  $  4,971  $ 17,870  $  8,860
                                ========  ========  ========  ========

 Diluted net income attributable
  to Consolidated Communications
  Holdings, Inc. per common
  share                         $   0.24  $   0.17  $   0.60  $   0.30
                                ========  ========  ========  ========

              Consolidated Communications Holdings, Inc.
           Condensed Consolidated Statements of Cash Flows
                        (Dollars in thousands)
                             (Unaudited)

                               Three Months Ended   Nine Months Ended
                                  September 30,       September 30,
                               ------------------  -------------------
                                  2009      2008      2009      2008
                               --------  --------  --------  ---------
 OPERATING ACTIVITIES
  Net income                   $  7,283  $  5,116  $ 18,639  $   9,410
  Adjustments to reconcile net
   income to cash provided by
   operating activities:
   Depreciation and
    amortization                 21,341    22,841    63,999     68,062
   Non-cash stock compensation      502       542     1,434      1,402
   Loss on extinguishment of
    debt                             --        --        --      9,224
   Other adjustments, net         7,157      (502)    7,232     (3,665)
  Changes in operating assets
   and liabilities, net          (2,071)   (3,531)   (9,094)   (17,787)
                               --------  --------  --------  ---------
   Net cash provided by
    operating activities         34,212    24,466    82,210     66,646
                               --------  --------  --------  ---------
 INVESTING ACTIVITIES
  Proceeds from sale of assets       --        --       300         --
  Capital expenditures          (10,577)  (10,845)  (30,952)   (37,131)
                               --------  --------  --------  ---------
   Net cash used for investing
    activities                  (10,577)  (10,845)  (30,652)   (37,131)
                               --------  --------  --------  ---------
 FINANCING ACTIVITIES
  Proceeds from long-term
   obligations                       --        --        --    120,000
  Payments made on long-term
   obligations                     (232)     (254)     (685)  (137,087)
  Payment of deferred financing
   costs                             --        --        --       (240)
  Purchase and retirement of
   common stock                      --        --        (9)        (8)
  Dividends on common stock &
   participating securities     (11,545)  (11,365)  (34,452)   (34,086)
                               --------  --------  --------  ---------
   Net cash used in financing
    activities                  (11,777)  (11,619)  (35,146)   (51,421)
                               --------  --------  --------  ---------
 Net increase in cash and cash
  equivalents                    11,858     2,002    16,412    (21,906)
 Cash and cash equivalents at
  beginning of period            20,025    10,433    15,471     34,341
                               --------  --------  --------  ---------
 Cash and cash equivalents at
  end of period                $ 31,883  $ 12,435  $ 31,883  $  12,435
                               ========  ========  ========  =========

              Consolidated Communications Holdings, Inc.
                   Consolidated Revenue by Category
                        (Dollars in thousands)
                             (Unaudited)

                                Three Months Ended   Nine Months Ended
                                   September 30,       September 30,
                                ------------------  ------------------
                                  2009      2008      2009      2008
                                --------  --------  --------  --------
 Telephone Operations
  Local calling services        $ 24,331  $ 25,992  $ 73,318  $ 79,475
  Network access services         20,913    23,359    65,036    72,465
  Subsidies                       14,472    13,758    42,008    40,952
  Long distance services           4,894     5,815    15,784    18,268
  Data and Internet services      17,356    16,530    50,461    46,140
  Other services                   9,313     8,870    27,510    27,634
                                --------  --------  --------  --------
 Total Telephone Operations       91,278    94,324   274,117   284,934
 Other Operations                 10,312     9,500    31,225    30,748
                                --------  --------  --------  --------
 Total operating revenues       $101,590  $103,824  $305,342  $315,682
                                ========  ========  ========  ========

              Consolidated Communications Holdings, Inc.
               Schedule of Adjusted EBITDA Calculation
                        (Dollars in thousands)
                             (Unaudited)

                                Three Months Ended   Nine Months Ended
                                   September 30,       September 30,
                                ------------------  ------------------
                                  2009      2008      2009      2008
                                --------  --------  --------  --------
 EBITDA:
 Net cash provided by operating
  activities                    $ 34,116  $ 24,466  $ 82,114  $ 66,646
 Adjustments:
  Compensation from restricted
   share plan                       (502)     (542)   (1,434)   (1,402)
  Loss on extinguishment of debt      --        --        --    (9,224)
  Other adjustments, net          (7,157)      502    (7,232)    3,665
  Changes in operating assets
   and liabilities                 2,167     3,531     9,190    17,787
 Interest expense, net            14,775    13,596    43,794    47,634
 Income taxes                      2,494     4,262    10,066     7,410
                                --------  --------  --------  --------
 EBITDA (1)                       45,893    45,815   136,498   132,516

 Adjustments to EBITDA(2):
  Integration and
   restructuring(3)                1,391     1,052     5,363     3,155
  Other, net (4)                  (6,280)   (6,076)  (18,068)  (15,574)
  Investment distributions(5)      5,841     4,862    15,543    12,918
  Non-cash compensation(6)           502       542     1,434     1,402
  Loss on extinguishment of
   debt(7)                            --        --        --     9,224
                                --------  --------  --------  --------

 Adjusted EBITDA                $ 47,347  $ 46,195  $140,770  $143,641
                                ========  ========  ========  ========

 Footnotes for Adjusted EBITDA:

 (1) EBITDA is defined as net earnings before interest expense, income taxes, depreciation, amortization and extraordinary items on a historical basis.
 (2) These adjustments reflect those required or permitted by the lenders under the credit facility in place at the end of each of the quarters included in the periods presented.
 (3) Represents certain expenses associated with integrating and restructuring the Texas, Illinois and Pennsylvania businesses.
     For the third quarter of 2009, this is comprised of $0.6 million of integration costs and $0.8 million of severance costs. For the third quarter of 2008, this is comprised of $0.6 million of integration costs and $0.4 million of severance costs.
 (4) Other, net includes the equity earnings from our investments, dividend income, income attributable to noncontrolling interests in subsidiaries and certain miscellaneous non-operating items. In accordance with the terms of our credit facility, $1.8 million of income recognized upon settlement of a dispute was not included in the year-to-date adjustment. The income represents the
     reversal of a reserve that was created in connection with the purchase of North Pittsburgh.
 (5) For purposes of calculating adjusted EBITDA, we include all cash dividends and other cash distributions received from our
     investments.
 (6) Represents compensation expenses in connection with our
     Restricted Share Plan, which because of the non-cash nature of the expenses are being excluded from adjusted EBITDA.
 (7) This includes approximately $6.3 million as a call premium and
     $2.9 million in write offs of deferred financing costs incurred with the redemption of the 9.75% Senior Notes on April 1, 2008.

              Consolidated Communications Holdings, Inc.
                   Cash Available to Pay Dividends
                        (Dollars in thousands)
                             (Unaudited)

                                          Three Months    Nine Months
                                              Ended          Ended
                                          September 30,  September 30,
                                              2009            2009
                                          ----------------------------
 Adjusted EBITDA                          $      47,347  $     140,770

 - Cash interest expense                        (14,194)       (42,452)
 - Capital expenditures                         (10,577)       (30,952)
 - Cash income taxes                             (2,473)        (7,156)
 - Principal payments on debt                      (232)          (685)
 + Cash interest income                              10             47
                                          -------------  -------------

 Cash available to pay dividends          $      19,881  $      59,572
                                          =============  =============

 Dividends Paid                           $      11,545  $      34,452
 Payout Ratio                                      58.1%          57.8%

              Consolidated Communications Holdings, Inc.
             Total Net Debt to LTM Adjusted EBITDA Ratio
                        (Dollars in thousands)
                             (Unaudited)

 Summary of Outstanding Debt
 Term loan                                                 $  880,000
 Capital leases                                                   581
                                                           ----------
 Total debt as of September 30, 2009                       $  880,581
 Less cash on hand                                            (31,883)
                                                           ----------
 Total net debt as of September 30, 2009                   $  848,698
                                                           ==========
 Adjusted EBITDA for the last twelve months ended
  September 30, 2009                                       $  186,885

 Total Net Debt to last twelve months
 Adjusted EBITDA                                                  4.5x

              Consolidated Communications Holdings, Inc.
         Adjusted Net Income and Diluted Net Income Per Share
                        (Dollars in thousands)
                             (Unaudited)

                          Three Months Ended       Nine Months Ended
                         Sept. 30,   Sept. 30,   Sept. 30,   Sept. 30,
                           2009        2008        2009        2008
                        ----------  ----------  ----------  ----------
 Reported net income
  attributable to common
  stockholders          $    7,057  $    4,971  $   17,870  $    8,860
 Access dispute
  settlement, net of tax        --          --      (1,325)         --
 Bond redemption charge,
  net of tax                    --          --          --       5,193
 Non-cash interest on
  interest rate hedges,
  net of tax                    --      (1,389)         --      (1,389)
 Severance, net of tax         605         239       2,001         426
 Integration and
  restructuring charges,
  net of tax                   431         339       1,480       1,335
 Non-cash compensation         502         542       1,434       1,402
                        ----------  ----------  ----------  ----------
 Adjusted net income
  attributable to common
  stockholders          $    8,595  $    4,702  $   21,460  $   15,827
                        ==========  ==========  ==========  ==========

 Weighted average number
  of shares outstanding 29,389,150  29,529,487  29,388,239  29,519,578
                        ==========  ==========  ==========  ==========
 Adjusted diluted net
  income per share      $     0.29  $     0.16  $     0.73  $     0.54
                        ==========  ==========  ==========  ==========

 Calculations above assume a 25.5 and 45.0 percent effective tax rate for the three months ended September 30, 2009 and 2008, respectively and the nine month ended rates for the same ending period are assumed at 35.1 and 45.0 percent, respectively.

              Consolidated Communications Holdings, Inc.
                       Key Operating Statistics

                                       Sept. 30,   June 30,   Sept. 30,
                                          2009       2009       2008
                                       ---------  ---------  ---------
 Local access lines in service
  Residential                            148,857    151,937    167,581
  Business                               101,513    102,656    102,771
                                       ---------  ---------  ---------
  Total local access lines               250,370    254,593    270,352

 Total IPTV subscribers                   21,518     19,731     15,454

 ILEC DSL subscribers(1)                  97,750     95,656     89,129
                                       ---------  ---------  ---------
 ILEC Broadband Connections              119,268    115,387    104,583

 ILEC VOIP subscribers                     8,562      7,883      5,739

 CLEC Access Line Equivalents(2)          71,723     72,062     74,762

 Total connections                       449,923    449,925    455,436
                                       =========  =========  =========

 Long distance lines(3)                  166,859    166,006    166,652
 Dial-up subscribers                       3,017      3,406      5,442

 IPTV Homes passed                       169,861    152,181    134,925

 (1) Includes only ILEC DSL. CLEC DSL is included in CLEC access line equivalents.

 (2) CLEC access line equivalents represent a combination of voice services and data circuits. The calculations represent a
     conversion of data circuits to an access line basis. Equivalents are calculated by converting data circuits (basic rate interface
     (BRI), primary rate interface (PRI), DSL, DS-1, DS-3, and
     Ethernet) and SONET-based (optical) services (OC-3 and OC-48) to the equivalent of an access line.

 (3) Excludes CLEC LD subscribers.

CONTACT:  Consolidated Communications Holdings, Inc.
          Matt Smith, Treasurer & Director of Finance
          217-258-2959
          matthew.smith@consolidated.com